UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 6, 2013
NORSTRA ENERGY, INC.
(Exact name of registrant as specified in its charter)
Nevada	333-181042	27-0833279
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2860 Exchange Blvd., Suite 400, South Lake, Texas		76092
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(888) 474-8077
n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On June 6, 2013, we entered into a farmout and option agreement between our company and Summit West Oil, LLC.  Pursuant to the agreement, we have an option to acquire a 100% working interest in and to 13 leases relating to lands in the counties of Lewis and Clark and Teton, Montana, an aggregate of approximately 12,988 acres (the “South Sun River Prospect”).  To acquire a 100% working interest, we are required to:

  exercise the lease renewal option by December 20, 2013 with full payment of all leases;
  drill and complete a horizontal well into the Bakken Oil Formation at an estimated cost of $5,000,000 by June 30, 2014;
  drill and complete a second horizontal well into the Bakken Oil Formation at an estimated cost of $5,000,000 by December 31, 2014; and
  drill and complete a third horizontal well into the Bakken Oil Formation at an estimated cost of $5,000,000 by June 30, 2016.

Upon completion of the wells above, we will have earned an 100% working interests on the entire South Sun River Prospect.  However, in the event we complete only the first and/or second well, we will have only earned working interests on the spacing unit on which we have completed wells on.

Alternatively, pursuant to the farmout and option agreement, we have the option, until December 31, 2013, to purchase the 13 leases related to the South Sun River Prospect for 10,000,000 common shares of our company.

A material term of the farmout and option agreement is that the South Sun River Prospect is subject to royalty burdens totaling 20%. The foregoing description of the option agreement is qualified in its entirety by the contents of the option agreement attached as Exhibit 10.1 to this current report.

Item 9.01	Financial Statements and Exhibits
10.1	Farmout and Option Agreement dated June 6, 2013 between our company and Summit West Oil, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORSTRA ENERGY, INC.
/s/ Glen Landry
Glen Landry
President and Director
Date:	September 5, 2013